UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2005

Digital Learning Management Corporation
(Exact name of registrant specified in charter)

Nevada	000-26293	88-0420306
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19950 Mariner Avenue
Torrance, CA 90503
(Address of principal executive offices) (Zip Code)

(310) 921-3444
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No.1 on Form 8-K/A is being filed to correct a typographical error in the heading for Item 5.02. The information below is identical to the information previously reported on Form 8-K filed with the Securites and Exchange Commission on February 28, 2005.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

(a) Digital Learning Management Corporation (the “Company”) is indebted in the aggregate principal amount of $3,000,000 under certain 7% Convertible Debentures dated February 27, 2004 (the “Debentures”) issued by the Company to Renaissance Capital Growth & Income Fund III, Inc., BFS US Special Opportunities Trust PLC and Renaissance US Growth and Income Trust PLC (collectively, the “Lenders”) and the related Convertible Loan Agreement between the Company and the Lenders dated February 27, 2004.

On February 22, 2005, the Company received a notice of default from the Lenders. The notice states that the Company has failed to make interest payments in the amount of $5,945.21 to each Lender and that such failure to pay has remained unremedied for more than three days. Consequently, the Lenders have declared the unpaid principal amount of, and all interest accrued but unpaid on, the Debentures due and payable. Pursuant to the terms of the Convertible Loan Agreement, the Lenders have further demanded that the Company redeem all the unpaid principal amount of the Debentures, together with an amount equal to an 18% annual yield on the principal amount through the redemption date of the Debentures.

As of February 25, 2005, $3,017,000 million, including accrued interest, remains outstanding under the Debentures. The parties are currently negotiating a waiver and cure of the default.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b) On February 22, 2005, the Company received a letter from Robert C. Pearson indicating that he has decided to resign from the Company’s board of directors, effective immediately. Mr. Pearson resigned because of his affiliation with  the Lenders and his decision was not the result of any disagreement with the Company, known to an executive officer of the Company, relating to the Company’s operations, policies or practices.

ITEM 8.01 OTHER EVENTS

On November 9, 2004, Wells Fargo Bank filed a complaint in Orange County Superior Court against Software Education of America (“SEA”), a subsidiary of the Company, alleging SEA’s default on a line of credit in the aggregate amount of approximately $158,000. Wells Fargo Bank is seeking damages in the amount of approximately $158,000, plus interest and attorney’s fees. The line of credit is guaranteed by the former owners of SEA (the “Guarantors”), who have been named as co-defendants in the complaint. The Guarantors filed a cross-complaint against the Company on February 4, 2005 for indemnity relating to the line of credit, as well as indemnity in the amount of approximately $73,000 for claims relating to credit card balances that the Company is obligated to repay pursuant to the terms of its acquisition of SEA. The cross complaint further alleges a breach of an employment agreement between the Company and Daniel Day, one of the Guarantors, and seeks damages in the amount of approximately $100,000, plus attorney’s fees against the Company. Additionally, the cross complaint alleges a loss of credit cause of action by each of the Guarantors against the Company in the aggregate amount of approximately $300,000, plus attorney’s fees. The Company intends to file a cross-complaint against the Guarantors for misrepresentation and against the accountants of the Guarantors for professional negligence in preparing the audit upon which the Company relied in its acquisition of SEA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Learning Management Corporation

Date: March 2, 2005	By:	/s/ Aurangzeb Bhatti
Name: Aurangzeb Bhatti
Title: President